Consent of Independent Registered Public Accounting Firm

The Board of Directors
LivePerson, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-112019 and 333-112018) on Form S-3 and (No. 333-34230) on Form S-8 of LivePerson, Inc. of our report dated May 2, 2005, with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-K/A of LivePerson, Inc.

/s/ KPMG LLP

New York, New York
May 2, 2005